Exhibit 99

                     BAYCORP HOLDINGS, LTD.

                1 New Hampshire Avenue, Suite 125
                 Portsmouth, New Hampshire 03801
            Phone (603) 766-4990  Fax (603) 766-4991

      BayCorp Closes $10 Million Convertible Debt Facility
      ----------------------------------------------------

     Portsmouth, New Hampshire, May 25, 2005 --- BayCorp Holdings, Ltd. ("BayCorp") (AMEX: MWH) announced today that it has closed a $10 million multiple-draw convertible debt facility with Sloan Group Ltd. Any draws under the facility, which will accrue interest at 8% and be due on December 15, 2005, are convertible at any time between November 15, 2005 and December 15, 2005 into shares of the Company's common stock at a price of $14.05 per share. The Company intends to draw upon the facility to continue the development of natural gas and oil wells in East Texas under its Project Development Agreement with Sonerra Resources Corporation and for other strategic and general corporate purposes.

About BayCorp

     BayCorp Holdings, Ltd. is an unregulated holding company incorporated in Delaware. BayCorp currently has wholly owned subsidiaries that include Nacogdoches Gas, LLC, which owns and develops interests in natural gas and oil production assets in Nacogdoches County, Texas; Benton Falls Associates, L.P., the owner and operator of a hydroelectric generating facility in Benton, Maine; Great Bay Hydro Corporation, which owns and operates a hydroelectric generating facility in Newport, Vermont; Great Bay Power Marketing, Inc., which purchases and markets power on the open market and Nacogdoches Power, LLC, which owns the development rights to the Sterne Power Project in Nacogdoches County, Texas. BayCorp also holds a majority interest in HoustonStreet Exchange, Inc., which operates HoustonStreet.com, an internet-based independent crude oil and refined products trading exchange.

Forward Looking Statements

     Any statements contained in this release regarding the Company's goals, strategies, and expectations are "forward-looking statements." Such statements include those addressing the Company's participation in the future development of natural gas and oil wells and Sonerra's continued development of natural gas and oil wells. Factors that may affect future results include the actual cost of the wells, the success in well drilling and development and the amount of production from the wells, the period over which the wells will be developed, Sonerra Resources, Inc.'s continued operation and its success in oil and gas well development, on which Nacogdoches Gas, LLC is substantially dependant and the ability of BayCorp or its subsidiaries to acquire financing for the development of these projects. No assurances can be given that the results in any forward-looking statements will be achieved and actual results could differ materially. Please review reports filed by BayCorp with the Securities and Exchange Commission for information and factors that could affect the Company's business.


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